Exhibit 15.2

August 1, 2022

Uxin Limited.
1&3/F, No. 12 Beitucheng East Road,
Chaoyang District,
Beijing, 100029

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure” in Uxin Limited’s Annual Report on Form 20-F for the fiscal year ended March 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-227576 and No. 333-232204) pertaining to Uxin Limited’s 2018 Amended and Restated Share Incentive Plan and 2018 Second Amended and Restated Share Incentive Plan of the summary of our opinion under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Beijing Docvit Law Firm
Beijing Docvit Law Firm